Exhibit 10.2

REAL ESTATE SALES CONTRACT AND JOINT ESCROW INSTRUCTIONS

THIS REAL ESTATE SALES CONTRACT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into this 30th day of December, 2011, by and between MULTI-FINELINE ELECTRONIX, INC., a Delaware corporation (“Seller”), and DDi GLOBAL CORP., a California corporation (“Buyer”).

1. SALE. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the Property (as hereinafter defined), including that certain building commonly known as 3140 E. Coronado Street, Anaheim, California (the “Building”). For purposes of this Agreement, the term, “Property” shall mean collectively:

1.1. Land. That certain parcel of land described in Exhibit A attached hereto (the “Land”), together with all rights, easements and interests appurtenant thereto, including, but not limited to, any interest in any streets or other public ways adjacent to the Land and any water or mineral rights owned by, or leased to, Seller.

1.2. Improvements. The Building and all other improvements located on the Land, including, but not limited to, all fixtures and improvements, fences, projection screens, whiteboards, cabinets, countertops, shelving, electrical generation and distribution systems (generators, power panels, ducting, conduits, disconnects), lighting fixtures, computer wiring, telephone distribution systems, (lines, jacks and connections), heating, ventilation and air conditioning equipment, compressors, evaporative coolers, air and vacuum lines, filtration systems, carpets, window coverings, wall coverings, security and fire detection systems/alarms, and all other structures, systems, and utilities associated with, and utilized by Seller in, the ownership and operation of the Building (all such improvements being collectively referred to as the “Improvements,” together with the Land, the “Real Property”).

1.3. Intentionally Omitted.

1.4. Intentionally Omitted.

1.5. Intangible Property. All, if any, (i) development rights and entitlements and other intangible property owned by Seller and used solely in connection with the foregoing, (ii) guaranties and warranties, if any, in the possession of Seller with respect to the Improvements; and (iii) any reports, studies, surveys and other comparable analysis, depictions or examinations of the Real Property in the possession or control of Seller (collectively, the “Intangibles”), it being understood and agreed that the Intangibles does not include trademarks or tradenames owned by Seller and used in connection with its business operations at the Property, or any other confidential or proprietary information or material used in connection with Seller’s business.

2. PURCHASE PRICE.

2.1. Purchase Price. The total purchase price to be paid to Seller by Buyer for the Property shall be SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000.00) (the “Purchase Price”). Provided that all conditions precedent to Buyer’s obligations to close as set forth in Paragraphs 4 and 5 of this Agreement (collectively, the “Conditions Precedent”) have been satisfied and fulfilled, or waived in writing by Buyer, the Purchase Price shall be paid to Seller at Closing, plus or minus prorations and other adjustments hereunder, by federal wire transfer of immediately available funds.

2.2. Earnest Money. No later than three (3) business days after the complete execution and delivery of this Agreement, and as a condition to the effectiveness of same (the date upon which this Agreement has been fully executed and delivered to both parties and the escrow holder, the “Effective Date”), Buyer shall deposit with Chicago Title Insurance Company, Marley Harrill, Escrow Officer, 700 S Flower Street, Ste #3305, Los Angeles, California 90017 (the “Escrow Holder”) the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) as its earnest money deposit. Subject to the terms and conditions hereof, the Deposit (hereinafter defined) shall be applied against the Purchase Price at Closing. Escrow Holder shall place the Deposit in an interest-bearing account with a financial institution reasonably acceptable to Buyer, and all interest shall accrue to Buyer’s account. Escrow shall be deemed open only when Escrow Holder is in possession of a mutually executed copy of this Agreement, or executed counterparts of same, and the Deposit (the “Opening of Escrow”).

The Deposit and any interest earned on it are sometimes referred to herein collectively as the “Deposit”. The Deposit (less the Independent Consideration referred to below) shall be applicable to the Purchase Price upon the Close of Escrow (as defined in Paragraph 3.1, below) and the Deposit shall be nonrefundable to Buyer from and after the expiration of the “Contingency Period” (as defined in Paragraph 5 below) in the event Buyer defaults under this Agreement following the Contingency Period. Accordingly, if the transaction contemplated hereby closes as provided herein, the Deposit shall be paid to Seller and shall be credited toward the Purchase Price. However, if this Agreement is terminated pursuant to the terms hereof prior to the expiration of the Contingency Period, or is otherwise terminated as a result of the failure of the Conditions Precedent, Escrow Holder shall promptly return the Deposit (less the Independent Consideration, unless such Independent Consideration has been paid to Seller) to Buyer. If this Agreement is not terminated prior to the end of the Contingency Period in accordance with the terms hereof, or otherwise as a result of the failure of the Conditions Precedent, and the Closing fails to occur as a result of an uncured default of Buyer, the Deposit shall constitute “Liquidated Damages” as provided in and subject to the provisions of Paragraph 17.2 below.

3. CLOSING; INTERIM OCCUPANCY AGREEMENT

3.1. Closing. The purchase and sale contemplated herein shall be consummated at a closing to take place through an escrow with the Escrow Holder, on the basis of this Agreement. For purposes of this Agreement, the “Close of Escrow” or “Closing” shall be defined as the date that the grant deed the form of which is attached hereto as Exhibit B, (“Grant Deed”), conveying the Property to Buyer, is recorded in the Official Records of Orange County, California (the “Official Records”). This Escrow shall close ten (10) days after the expiration of the Contingency Period. The period commencing with the Opening of Escrow and continuing through the Close of Escrow shall hereinafter be referred to as the “Escrow Period.”

Notwithstanding the foregoing, the risk of loss of all or any portion of the Property shall be borne by Seller up to and including the actual time of the Closing, and thereafter by Buyer, subject, however, to the terms and conditions of Paragraph 16 below. Buyer and Seller shall execute and enter into such supplemental escrow instructions as the Escrow Holder shall reasonably require for purposes of defining its obligations hereunder provided that, as between Buyer and Seller, the terms of this Agreement shall in all events control.

3.2. Interim Occupancy Agreement. Seller shall deliver possession of the Property to Buyer at the Closing, subject to the Interim Occupancy Agreement in the form attached hereto as Exhibit C (“Interim Occupancy Agreement”). As a material part of the consideration for this Agreement, Buyer agrees to permit Seller to continue to occupy a portion of the Property following the Closing in accordance with, and subject to, the terms and conditions of that certain Interim Occupancy Agreement. The terms and conditions of the Interim Occupancy Agreement are matters of agreement between the parties, with which Escrow Holder is not to be concerned, save and except that each party shall deposit an executed copy of such Agreement into Escrow, for distribution at the Closing.

4. TITLE AND SURVEY.

4.1 Condition of Title. It shall be a condition to the Close of Escrow for Buyer’s benefit that title to the Property be conveyed to Buyer by the Grant Deed subject only to the following condition of title (“Condition of Title”):

(a) a lien to secure payment of general and special real property taxes and assessments for the current tax year in which the Close of Escrow occurs, a lien not yet due and payable;

(b) the lien of supplemental taxes arising from this transaction assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code;

(c) matters created by Buyer or with the prior written consent of Buyer, including, without limitation, any mechanics liens or other encumbrances caused by or arising from Buyer’s activities at or upon the Real Property, if any, which occur prior to the Close of Escrow; and

(d) the Permitted Exceptions, pursuant to Paragraph 4.2 below.

On or before the expiration of the Contingency Period Buyer shall obtain, at Buyer’s sole cost, an ALTA, as-built survey of the Real Property containing a certification reasonably acceptable to Buyer (the “Survey”). At the Closing, the satisfaction of Buyer’s Title condition shall be evidenced by the willingness of Escrow Holder, in its capacity as Title Insurer (the “Title Company”) to issue its ALTA Extended Coverage Owner’s Form Policy of Title Insurance (“Title Policy”) in the amount of the Purchase Price showing title to the Property vested in Buyer subject only to the Condition of Title.

4.2 Buyer’s Review of Title.

(a) Buyer will cause the Title Company to deliver to Buyer and Seller as soon as practicable following the Opening of Escrow a preliminary title report with respect to the Property (the “Report”), together with legible copies of all documents referred to in Schedule B of the Report (the “Underlying Documents”). Buyer shall have until the date which is five (5) business days prior to the expiration of the Contingency Period, to give Seller and Escrow Holder written notice (“Buyer’s Title Notice”) of Buyer’s disapproval or conditional approval of any matters shown in the Report and the Underlying Documents (collectively, the “Title Documents”). The failure of Buyer to give Buyer’s Title Notice on or before the date which is five (5) business days prior to the end of the Contingency Period shall be deemed to constitute Buyer’s approval of the title exceptions set forth in the Report. Seller shall have no obligation to pay any consideration or incur any liability in order to evaluate or ameliorate any disapproved title matters. Notwithstanding the foregoing, Seller shall be unconditionally obligated to cure or remove the following title exceptions, whether disclosed in the Report, or first arising or first disclosed by the Title Company (or otherwise) to Buyer after the date of the Report: (a) liens securing a mortgage, deed of trust or trust deed evidencing an indebtedness of Seller or indebtedness of any predecessor in interest of Seller; (b) judgment liens against Seller; (c) tax liens with respect to Seller or the Property; and (d) any mechanics liens that are based upon a written agreement between Seller and the lien claimant (collectively the “Liquidated Defects”).

(b) If Seller does not elect in writing (“Seller’s Title Response”) to eliminate or ameliorate any disapproved or conditionally approved title matters, other than any of the Liquidated Defects, by the end of the day which is three (3) business days after the receipt of Buyer’s Title Notice, then Buyer shall have the right, upon delivery to Seller and Escrow Holder, not later than two (2) business days after the receipt of Seller’s Title Response (or the end of the above-described three (3) business day period if Seller does not deliver Seller’s Title Response), of a written notice stating same, to either: (1) waive its prior disapproval in which event said disapproved matters shall be deemed approved; or (2) terminate this Agreement and the Escrow created pursuant hereto, following which this Agreement, except for any matters which are expressly stated as surviving the Closing or termination of this Agreement, shall be of no further force or effect, and if such termination is timely and conforms to the requirements hereof, Escrow Holder shall promptly thereafter return the Deposit (less the Independent Consideration, unless the Independent Consideration has been previously distributed to Seller) to Buyer. Failure to timely take either one of the actions described in (1) and (2) above shall be deemed to be Buyer’s election to take the action described in (1) above. All title matters which are either expressly approved or deemed approved shall be deemed to be “Permitted Exceptions”.

5. Buyer’s Contingencies. Buyer’s obligation under this Agreement to purchase the Property and consummate the transactions contemplated hereby is subject to and conditioned upon, among other things, the satisfaction or written waiver by Buyer, in its sole and absolute discretion of each of the contingencies (individually, a “Contingency” and collectively, the “Contingencies”) set forth in this Paragraph 5, in each case within the period ending on that date which is thirty (30) days after the Opening of Escrow (the “Contingency Period”).

5.1 Buyer’s Review of Due Diligence Matters. During the Contingency Period, Buyer, its agents, employees, consultants, contractors and subcontractors (the “Buyer Parties”) shall have had the right to enter upon the Property to make such inspections, surveys and tests as are necessary in Buyer’s sole and absolute discretion, including, without limitation soils tests, toxic waste analysis, geological and/or engineering studies and land use or related studies. Prior to entering the Property for any purpose, Buyer shall provide reasonable advance notice to Seller, and in undertaking and conducting any activities on the Property, shall not unreasonably interfere with any occupant’s business and operations thereon. Notwithstanding the foregoing, prior to performing any borings at the Property or a Phase II environmental site assessment, Buyer shall obtain Seller’s prior written consent to undertake the borings or Phase II and the work plan therefor, which consent may be given or withheld in Seller’s sole and absolute discretion. In the event that Seller withholds such consent, Buyer shall have the right to terminate this Agreement and receive a refund of its Deposit (less the Independent Consideration, unless such Independent Consideration has previously been distributed to Seller). Buyer shall repair any damage and indemnify, defend and hold Seller, and each of its parent or affiliate companies, and all of their respective officers, directors, employees, contractors, successors and assigns (the “Seller Parties”) harmless from any cost, claim, injury, damage, liability or expense arising from such entry or the performance of such tests by the Buyer Parties; however, Buyer shall have no liability to Seller, and Buyer’s indemnification, defense and hold harmless obligation above shall not apply, with respect to any pre-existing structural condition, soil or geological condition, Hazardous Materials, or other matter that is merely revealed as a result of such tests or inspections. However, such exception to liability shall not apply to any conditions of any type that are exacerbated by Buyer’s actions, or left in an unsafe condition that did not exist prior to Buyer’s investigations. Prior to entry on to the Property, Buyer shall supply Seller with a certificate of insurance for commercial general liability insurance, with a combined single limit of not less than One Million Dollars ($1,000,000.00), showing the Seller Parties as additional insureds. The indemnification, defense and hold harmless obligations set forth in this Paragraph 5.1 shall survive Closing or termination of this Agreement.

5.2 Review and Approval of Documents and Materials. Seller has made, or will, not later than five (5) business days following the Effective Date make, available to Buyer: any existing Phase I and/or other environmental reports, geotechnical reports, engineering data, non-financial data, last two years property tax bills, grading plans, building plans and specifications, topographical maps, building permits, certificates of occupancy, use permits and other governmental approvals related to the Property, or applicable portion thereof (but not any such items as relate primarily to Seller’s business operations); any existing survey of the Property; and all other material documents, reports, studies and other writings affecting or related to the Property, or applicable portion thereof, which in each case are in Seller’s possession (all of the foregoing, collectively, the “Documents and Materials”). Buyer agrees that, unless and until the Close of Escrow occurs, all Documents and Materials obtained by Buyer from or on behalf of Seller hereunder, except for those which are public records, shall be kept confidential, and shall not be disclosed to anyone except that Buyer may reveal all or any portion of such information (i) as required in order to complete Buyer’s due diligence (e.g., by disclosing same to its architect, engineers or other consultants, and/or a potential lender), (ii) to its employees, current and prospective lenders, current and prospective partners, current and prospective investors, attorneys, agents, and title insurers, (iii) as required by law, regulation or legal process, and (iv) in any action between the parties. Buyer shall undertake to ensure, using commercially reasonable efforts to do so, that any person or entity to whom it discloses any of the Documents and Materials shall also keep them confidential, and shall not further disclose same. Buyer’s confidentiality obligations hereunder shall terminate as of the Close of Escrow, but shall survive any termination of this Agreement. In the event the Close of Escrow fails to occur, all Documents and Materials delivered to Buyer by Seller, and all copies thereof, shall be promptly returned to Seller. Seller shall, at its sole cost, cause any and all Leases (as defined below) and service, maintenance, construction and other contracts and agreements relating to or affecting the use, ownership or development of the Property, to terminate effective as of the Close of Escrow. Since the Documents and Materials are being made available to Buyer solely as a courtesy, and not in any other capacity, Seller makes no representations or warranties of any kind whatsoever to Buyer as to the accuracy or completeness of the content of any documents or other information delivered to Buyer pursuant to this Agreement, including, without limitation, the accuracy or completeness of the content of the Documents and Materials.

5.3 Contingencies. The foregoing Contingencies are solely for Buyer’s benefit and only Buyer may determine whether such Contingencies have been satisfied or will be waived. Except as expressly provided for herein, the Contingencies shall be deemed to have been satisfied or waived by Buyer if, prior to the expiration of the Contingency Period, Buyer delivers to Seller a written notice approving same (such notice being herein referred to as the “Approval Notice”). If Buyer does not deliver such Approval Notice to Seller on or before the expiration of the Contingency Period, or if Buyer delivers written notice to Seller on or before the expiration of the Contingency Period stating Buyer’s election to terminate this Agreement, then the Contingencies shall be deemed not satisfied or waived, and this Agreement shall automatically terminate and be of no further force and effect without the further action of either party, except for the survival of the indemnities set forth in Paragraph 5.1 above and any other provisions expressly made to survive the closing or early termination of the Escrow. Upon any such timely termination, Escrow Holder shall return the Deposit (less the Independent Consideration, unless such Independent Consideration has been distributed to Seller) to Buyer and the parties shall have no obligation to proceed to the Close of Escrow.

6. SELLER’S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer that the following matters are true as of the Effective Date and as of the Close of Escrow, and Seller shall notify Buyer in writing if it becomes aware of any facts rendering same untrue prior to the Close of Escrow:

6.1. Contracts. There are no contracts of any kind relating to the management, leasing, operation, maintenance or repair of the Real Property which will survive the Closing.

6.2 Leases. There are no leases, rental or occupancy agreements affecting the Real Property (“Leases”) which will survive the Closing (other than the Interim Occupancy Agreement).

6.3 Environmental Matters. Seller has not received any written notice of any pending or threatened claims, complaints, notices, correspondence or requests for information with respect to any violation or alleged violation of any Environmental Law, any releases of Hazardous Substances (as hereinafter defined) or with respect to any corrective or remedial action for, or environmental cleanup of, the Real Property. For purposes of this Agreement, “Environmental Laws” shall mean: all past, present or future federal, state and local statutes, regulations, directives, ordinances, rules, policies, guidelines, court orders, decrees, arbitration awards and the common law, which pertain to environmental matters, contamination of any type whatsoever or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and re-authorizations thereof). For purposes of this Agreement, “Hazardous Substances” shall mean: any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or by product, radioactive substance, solid waste (hazardous or extremely hazardous), special, dangerous or toxic waste, substance, chemical or material regulated, listed, limited or prohibited under any Environmental Law or any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 251.40, or the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a “hazardous material,” “hazardous substance,” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Plans and Inventory), (iv) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20.

6.4 Compliance with Laws and Codes. Seller has not received any written notice advising or alleging that the Real Property, and the use and operation by Seller thereof, are not in compliance with all applicable municipal and other governmental laws, ordinances, rules, regulations, codes, licenses, permits and authorizations.

6.5 Litigation. To Seller’s actual knowledge, there are no pending, or threatened, judicial, municipal or administrative proceedings affecting the Property, or in which Seller is or will be a party by reason of Seller’s ownership or operation of the Property or any portion thereof, including, without limitation, proceedings for or involving collections, condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on the Property or by reason of the condition, use of, or operations on, the Property. To the Seller’s actual knowledge, no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending, or threatened, against Seller, nor are any of such proceedings contemplated by Seller.

6.6 Authority. Seller’s Board of Directors, or an authorized committee thereof, has duly adopted a resolution approving this transaction. Seller will make a copy of such resolution available to Buyer and Escrow Holder at their written request.

6.7 United States Person. Seller is a “United States Person” within the meaning of Section 1445(f) (3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver a Certification of Non-Foreign Status at Closing.

6.8 Limitations. The representations and warranties of Seller to Buyer contained in Paragraph 6 hereof (the “Seller Representations”) shall survive the Close of Escrow and the delivery of the Grant Deed for a period of one (1) year. No claim for a breach of any Seller Representation shall be actionable or payable unless (i) the breach in question results from, or is based on, a condition, state of facts or other matter which was not actually known by Buyer prior to Closing, and (ii) written notice containing a description of the specific nature of such breach shall have been delivered by Buyer to Seller prior to the expiration of said one (1) year survival period, and an action with respect to such breach(es) shall have been commenced by Buyer against Seller within eighteen (18) months after Closing. For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “actual knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the actual knowledge only of Craig Reidel and Thomas Lee, and not any implied, imputed or constructive knowledge of such individual(s) or of Seller or Seller related parties, and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Documents. Furthermore, it is understood and agreed that such individual(s) shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

7. BUYER’S INDEPENDENT INVESTIGATION; AS-IS.

7.1 Buyer’s Investigation. Buyer acknowledges and agrees that, other than the limited representations set forth in Paragraph 6 hereof, and in the Grant Deed, Seller makes no representations or warranties, express or implied, as to the Property or the transactions contemplated by this Agreement. Prior to the expiration of the Contingency Period, Buyer will conduct (or will have had an opportunity to conduct) any and all inspections of the Property to its full and complete satisfaction, and if Buyer acquires the Property from Seller, Buyer acknowledges that it will be purchasing the Property in its then “AS IS” condition. Buyer acknowledges that it is fully capable of evaluating the Property’s suitability for Buyer’s intended use. The Property is being sold and conveyed hereunder and, unless Buyer terminates this Agreement in accordance with the terms of this Agreement prior to the expiration of the Contingency Period (or thereafter in accordance with the terms of this Agreement), Buyer agrees to accept the Property upon and following the Close of Escrow hereunder “AS-IS,” “WHERE-IS” and “WITH ALL FAULTS” and subject to any condition which may exist now or in the future, and without any representation or warranty by Seller except as expressly set forth in said Paragraph 6 and in the Grant Deed. Except for a breach by Seller of a representation contained in Paragraph 6 hereof or the Grant Deed, Buyer hereby assumes the risk as of the Closing hereunder that certain conditions may exist on the Property, including, without limitation, environmental conditions that are material to the evaluation, inspection and purchase of the Property. The Purchase Price is a negotiated purchase price representing the fact that the Property is being purchased by Buyer on an “AS IS,” “WHERE IS” and “WITH ALL FAULTS” basis. Buyer hereby expressly acknowledges and agrees that, except as expressly set forth in said Paragraph 6 and in the Grant Deed: (a) Buyer shall be solely responsible for determining the status and condition of the Property, including, without limitation, environmental conditions, environmental regulations, zoning classifications, building regulations and governmental entitlement and development requirements applicable to the Property and Buyer will have, prior to the end of the Contingency Period, thoroughly inspected and examined the Property to the extent deemed necessary by Buyer in order to enable Buyer to evaluate the purchase of the

Property and (b) Buyer is relying solely upon such inspections, examination, and evaluation of the Property by Buyer in purchasing the Property on an “AS IS,” “WHERE IS” and “WITH ALL FAULTS” basis, without other representations or warranties or covenants, express or implied, of any kind or nature. Buyer hereby waives and relinquishes all rights and privileges arising out of, or with respect or in relation to, any representations, or warranties or covenants, whether express or implied, which may have been made or given, or which may be deemed to have been made or given, by Seller, other than the representations set forth in Paragraph 6 and the Grant Deed. Buyer hereby further acknowledges and agrees that warranties of merchantability and fitness for a particular purpose are excluded from the transaction contemplated hereby, as are any warranties arising from a course of dealing or usage of trade, and that Seller has not warranted, and does not hereby warrant, that the Property now or in the future will meet or comply with the requirements of any law or regulation of any applicable governmental authority or jurisdiction. Without limiting the generality of the foregoing, except for a breach of a representation or warranty contained in Paragraph 6 or the Grant Deed, Buyer hereby assumes as of the Close of Escrow all risk and liability (and agrees that Seller shall not be liable for any special, direct, indirect, consequential, or other damages) resulting or arising from or relating to the physical condition of the Property. Buyer acknowledges and agrees that except as specifically set forth in this Agreement, the sale provided for herein is made without any warranty by Seller as to the nature or quality of the Property; the development potential of the Property; the prior history of or activities on the Property; the quality of labor and/or materials included in any of the improvements; the fitness of the Property for any particular purpose or development potential; the presence or suspected presence of hazardous waste or substances on, about, or under the Property or the improvements; or the zoning or other legal status of the Property. Except as specifically set forth in this Agreement, Buyer acknowledges and agrees that no person acting on behalf of Seller is authorized to make, and by the execution hereof Buyer hereby acknowledges that no person has made, any representation, agreement, statement, warranty, guaranty or promise regarding the Property, or the transaction contemplated herein, or regarding the zoning, construction, physical condition or other status of the Property, other than as contained in this Agreement, and no representation, warranty, agreement, statement, guaranty or promise, if any, made by any person acting on behalf of Seller which is not contained herein shall be valid or binding upon Seller. Without limiting anything else herein, Seller has advised Buyer that the roof of the Building may leak and is or may be otherwise defective, and Buyer acknowledges being so advised, and further that Seller has not and will not undertake any obligation with respect to repairing, replacing, investigation of or otherwise dealing with the Building roof.

7.2 Limitation on Seller’s Liability. Subject to, and without limiting, any of Seller’s representations, warranties and covenants in this Agreement and the documents required to be executed by Seller pursuant to this Agreement, Buyer acknowledges and covenants that Seller shall not have any liability, obligation or responsibility of any kind to Buyer with respect to the following:

(a) The content or accuracy of any report, study, opinion or conclusion of any soils, toxic, environmental or other engineer or other person or entity who has examined the Property or any aspect thereof, unless Seller has actual knowledge of any inaccuracy with respect to same;

(b) The availability of additional building or other permits or approvals for the Property by any state or local governmental bodies with jurisdiction over the Property, other than those currently existing for the existing improvements which are part of the Property;

(c) The availability or capacity of sewer, water, or other utility connections to the Property, other than as currently existing on the Land;

(d) The content or accuracy of any information released to Buyer by an engineer or planner in connection with the development of the Property;

(e) Any of the items delivered to Buyer pursuant to Buyer’s review of the condition of the Property, including the Documents and Materials; or

(f) The content or accuracy of any other development or construction cost, projection, financial or marketing analysis or other information given to Buyer by Seller or reviewed by Buyer with respect to the Property.

Buyer’s representations and warranties shall be true as of the date hereof, and at the Close of Escrow, and shall survive the Close of Escrow and Buyer shall notify Seller in writing if it becomes aware of any facts rendering same untrue prior to the Close of Escrow.

7.3 Environmental Release. Buyer acknowledges that Seller has provided necessary disclosures regarding the environmental condition of the Property as required by California Health and Safety Code Section 25359.7. Upon the closing, other than with respect to a breach of an express representation of Seller as set forth in Paragraph 6 hereof, or implied by law in the Grant Deed, Buyer agrees to release Seller and its respective officers, directors, shareholders, members, partners, principals, agents, attorneys and subsidiaries, and each of them, from any and all claims, judgments, liabilities, penalties, fines, costs, expenses or damages which in any way and at any time relate to or arise from, directly or indirectly, the Property or Seller’s ownership thereof, any latent or patent defects concerning same and any actual or alleged violations of law concerning same, the environmental condition of the Property, including without limitation, under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (“CERCLA”) and/or the provisions of California Health And Safety Code Section 25300, et seq., as amended, or under any other provision of federal, state or local law, which Buyer had, has or may have, based upon the past, present or future presence, discharge, treatment, recycling, use, migration, storage, generation, or release or transportation (including without limitation all facilities, improvements, structures and equipment thereon and soil and groundwater thereunder) of hazardous materials. Buyer acknowledges that unknown and unsuspected hazardous materials may hereafter be discovered on or about the Property, and other than with respect to a breach of an express representation of Seller as set forth in Paragraph 6 hereof, or implied by law in the Grant Deed, Buyer knowingly releases Seller from any and all liability related thereto. Notwithstanding the foregoing, the waivers and releases (or limitations on Seller’s liability set forth in this Paragraph 7) shall not apply to (i) any breach of any representations and warranties by Seller expressly set forth in this Agreement or implied by law in the Grant Deed, (ii) any breach by Seller of any of its obligations under this Agreement, including, without limitation, any of Seller’s obligations that are to be performed following the Close of Escrow or that expressly survive the Close of Escrow, and/or (iii) any fraudulent act of Seller.

BUYER ACKNOWLEDGES THAT IT IS FAMILIAR WITH AND THAT, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED FOR HEREIN, THE RELEASE PROVIDED IN THIS PARAGRAPH 7.3 INCLUDES THE VOLUNTARY WAIVER AS OF THE CLOSE OF ESCROW ANY RIGHT OR BENEFIT ARISING FROM PARAGRAPH 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BUYER WAIVES AND RELINQUISHES ANY RIGHT OR BENEFIT IT HAS OR MAY HAVE UNDER ANY SIMILAR PROVISION OF THE STATUTORY OR NON-STATUTORY LAW OF ANY JURISDICTION.

BUYER:	DDi Global Corp., a California corporation

	By:	/s/ Kurt E. Scheuerman
	Name:	Kurt E. Scheuerman
	Its:	Vice President & General Counsel

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, THE PROVISIONS SET FORTH IN THIS PARAGRAPH 7 SHALL SURVIVE THE CLOSE OF ESCROW.

8. COVENANTS OF SELLER. From and after the Effective Date, Seller hereby covenants with Buyer as follows:

8.1. Leasing Activities. Seller shall not execute and enter into any new Lease, for all or any portion of the Real Property unless Seller obtains Buyer’s advance written consent to such new Lease, which consent may be withheld in Buyer’s sole discretion.

8.2. New Contracts. Seller shall not enter into any new service, maintenance, construction and other contracts and agreements relating to or affecting the use, ownership or development of the Property that will survive the Closing, or that would otherwise affect the use, operation or enjoyment of the Property after Closing, without Buyer’s prior written approval (which approval shall not be unreasonably withheld).

8.3. Operation of Property. From and after the Effective Date, Seller shall maintain, operate and manage the Property in the same manner in which it is being operated as of the Effective Date; and shall perform, when due, all of Seller’s obligations under all governmental approvals and other agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property.

8.4. No Assignment. After the Effective Date, Seller shall not assign, alienate, lien, encumber or otherwise transfer all or any part of the Property or any interest therein. Without limitation of the foregoing, Seller shall not grant any easement, right of way, restriction, covenant or other comparable right affecting the Real Property without obtaining Buyer’s prior written consent, which consent shall not be unreasonably withheld. Seller shall not enter into any agreement, arrangement or understanding, formal or informal, for the sale of the Property, whether conditional or otherwise.

9. BUYER’S COVENANTS, REPRESENTATIONS, ACKNOWLEDGMENTS AND WARRANTIES. In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Property to Buyer, Buyer makes the following covenants, representations, acknowledgments and warranties, each of which is material and is being relied upon by Seller:

9.1 Authority. Buyer’s Board of Directors, or an authorized committee thereof, has duly adopted a resolution approving this transaction. Buyer will make a copy of such resolution available to Seller and Escrow Holder at their written request.

9.2 True at Closing. Buyer’s representations and warranties shall be true as of the date hereof, and at the Close of Escrow, and shall survive the Close of Escrow and Buyer shall notify Seller in writing if it becomes aware of any facts rendering same untrue prior to the Close of Escrow.

10. INTENTIONALLY OMITTED.

11. SELLER’S CLOSING DELIVERIES. At Closing, Seller shall deliver or cause to be delivered to Escrow Holder the following:

11.1. Grant Deed. The Grant Deed, executed by Seller, in recordable form.

11.2. General Assignment. An assignment, executed by Seller, to Buyer of all right, title and interest of Seller in and to the Intangibles (“General Assignment”). On or prior to Closing, Seller shall, cause to be assigned to Buyer, at Buyer’s expense, if any, any and all guarantees and warranties issued with respect to the Improvements, including, but not limited to, any roof warranties, in accordance with their terms such that the same are enforceable by Buyer after Closing.

11.4. Interim Occupancy Agreement. The Interim Occupancy Agreement executed by Seller.

11.5. Keys. Keys to all locks located in the Property, to the extent in Seller’s possession or control.

11.6. ALTA Statement. If required by the Title Company, an Owner’s Affidavit, executed by Seller and in form and substance reasonably acceptable to the Title Company.

11.7. Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement.

11.8. Plans and Specifications. All plans and specifications related to the Real Property in Seller’s possession or reasonable control, and not previously delivered to Buyer.

11.9. Certificate of Non-Foreign Status. Certification of Non-Foreign Status confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and a duly executed original California State Form 593-C certificate sufficient to exempt Seller from any California state withholding requirement with respect to the sale contemplated by this Agreement.

11.10. Other. Such other documents and instruments as may reasonably be required by Escrow Holder or the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.

12. BUYER’S CLOSING DELIVERIES. Prior to the Closing, but in all events sufficiently in advance thereof to permit the timely Close of Escrow, Buyer shall deliver to Escrow Holder the following:

12.1. Purchase Price. The Purchase Price, plus or minus prorations, for disbursement to Seller in accordance with the provisions hereof.

12.2. Closing Statement. A closing statement conforming to the proration and other relevant portions of this Agreement.

12.3. Interim Occupancy Agreement. The Interim Occupancy Agreement executed by Buyer.

12.4. Other. Such other documents and instruments as may reasonably be required by Escrow Holder or the Title Company and that may be reasonably necessary or appropriate to consummate this transaction and to otherwise effect the agreements of the parties hereto.

13. ESCROW HOLDER’S CLOSING OBLIGATIONS. If and when Buyer and Seller have deposited with Escrow Holder the matters required by this Agreement and Title Company is irrevocably committed to issue the Title Policy, Escrow Holder shall:

13.1. Deliver to Buyer: (1) the Grant Deed by causing it to be recorded in the Official Records of the County of Orange, State of California, and immediately upon recording delivering to Buyer a conformed copy of the Grant Deed; (2) the original General Assignment and an original Interim Occupancy Agreement, each executed by Seller; (3) copies of the Certificate of Non-Foreign Status and the California State Form 593-C; and (4) any funds deposited by Buyer, and any interest earned thereon, in excess of the amount required to be paid by Buyer hereunder. As soon as practical following the Closing, but, in any event, not later than ten (10) days after the Closing, Escrow Holder shall cause the Title Company to deliver the original Title Policy to Buyer.

13.2. Deliver to Seller: (1) the Purchase Price, after satisfying the Closing costs, prorations and adjustments, and any broker commission to be paid by Seller pursuant to this Agreement and also satisfying all amounts paid by Escrow Holder in satisfaction of liens and encumbrances on the Property in order to put title to the Property into the state required by this Agreement; and (2) the original Interim Occupancy Agreement executed by Buyer.

14. PRORATIONS AND ADJUSTMENTS. The following shall be prorated and adjusted between Seller and Buyer as of the Closing Date, except as otherwise specified:

14.1. Utilities and Operating Expenses. Water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices shall be prorated at Closing. Any operating expenses shall be prorated between Buyer and Seller, with Seller receiving a credit for any operating expenses paid by Seller and related to the period from and after Closing.

14.2. Assessments. All assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments that are due and payable prior to the Closing Date and Buyer being responsible for any installments of assessments that are due and payable on or after the Closing Date.

14.3. Taxes. All nondelinquent real estate taxes on the Real Property located in California shall be prorated as of the Closing based on the actual current tax bill. All delinquent taxes, if any, on the Real Property shall be paid at the Closing from funds accruing to Seller. All supplemental taxes billed after the Closing for periods prior to the Closing shall be paid promptly by Buyer, and Seller shall promptly reimburse Buyer for the portion of such taxes attributable to periods prior to the Closing.

14.4. Other. Such other items as are customarily prorated in transactions of this nature shall be ratably prorated.

For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date. The amount of such prorations shall be adjusted in cash after Closing, as and when complete and accurate information becomes available. Seller and Buyer agree to cooperate and use their good faith and diligent efforts to make such adjustments no later than 30 days after the Closing, or as soon as is reasonably practicable if and to the extent that the required final proration information is not available within such 30 day period. The obligations of the parties pursuant to this Paragraph 14 shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

15. CLOSING EXPENSES. Buyer will pay the premium for the Title Policy allocable to the “extended coverage” thereunder, the cost of any endorsements, the cost of the Survey, one half of Escrow Holder’s fees, and the cost of recording the Grant Deed. Seller shall pay all documentary, county and municipal transfer taxes, the premium for the Title Policy allocable to the “standard coverage” thereunder, any pre-payment penalties associated with the payment of any indebtedness encumbering the Real Property, and one-half of Escrow Holder’s fees. Any and all other costs shall be allocated in accordance with local custom in Orange County, California.

16. DESTRUCTION, LOSS OR DIMINUTION OF PROPERTY. If, prior to Closing, all or any portion of the Real Property are damaged by fire or other natural casualty (collectively “Casualty Damage”), or are taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then the following procedures shall apply:

16.1 If the aggregate cost of repair or replacement of the Casualty Damage (collectively, “repair and/or replacement”) is $250,000 or less, in the opinion of Buyer’s and Seller’s respective engineering consultants, Buyer shall close and take the Property as diminished by such events, subject to an assignment of Seller’s casualty insurance proceeds (plus a credit for the amount of any unpaid deductible) or an assignment of any condemnation award, as applicable.

16.2 If the aggregate cost of repair and/or replacement of the Casualty Damage is greater than $250,000, in the opinion of Buyer’s and Seller’s respective engineering consultants, then Buyer, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller in which event the provisions of Paragraph 22.8 governing a permitted termination by Buyer of the entire Agreement shall apply; or (ii) proceed to close subject to an assignment of the proceeds of Seller’s casualty insurance for all Casualty Damage plus a credit for the amount of any unpaid deductible (or condemnation awards for any Eminent Domain). In such event, Seller shall fully cooperate with Buyer in the adjustment and settlement of the insurance claim. The proceeds and benefits under any rent loss or business interruption policies attributable to the period following the Closing shall likewise be transferred and paid over (and, if applicable, likewise credited on an interim basis) to Buyer.

17. DEFAULT.

17.1. Default by Seller. If any of Seller’s Representations contained herein are not true and correct on the Effective Date and continuing thereafter through and including the Closing Date, or if Seller fails to perform any of the covenants and agreements contained herein to be performed by Seller within the time for performance as specified herein (including Seller’s obligation to close), Buyer may elect either to (i) terminate Buyer’s obligations under this Agreement by written notice to Seller, in which event the Deposit shall be returned immediately to Buyer; or (ii) file an action for specific performance. Seller agrees that in the event Buyer elects (ii) above, Buyer shall not be required to post a bond or any other collateral with the court or any other party as a condition to Buyer’s pursuit of an action. The provisions of the immediately preceding sentence shall survive any termination of this Agreement. Nothing in this Paragraph 17.1 shall be deemed to in any way to limit or prevent Buyer from exercising any right of termination provided to Buyer elsewhere in this Agreement. Notwithstanding the foregoing, in the event Seller defaults in any of its post-closing obligations, Buyer shall have all of its remedies at law and in equity on account of such default.

17.2. Default by Buyer. IN THE EVENT OF ANY DEFAULT BY BUYER HEREUNDER, SELLER SHALL BE ENTITLED TO RECEIVE, AS FIXED AND LIQUIDATED DAMAGES AND AS SELLER’S SOLE REMEDY HEREUNDER, AT LAW OR IN EQUITY, THE DEPOSIT, EXCEPT THAT THE FOREGOING SHALL NOT APPLY TO BUYER’S INDEMNITY OBLIGATIONS HEREUNDER OR BUYER’S OBLIGATIONS UNDER PARAGRAPH 5.1 (IN CONNECTION WITH WHICH, BUYER’S LIABILITY SHALL BE LIMITED TO SELLER’S ACTUAL DAMAGES). BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER IN THE EVENT BUYER DEFAULTS HEREUNDER AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY AS HEREIN PROVIDED. BUYER AND SELLER THEREFORE AGREE THAT A REASONABLE PRESENT ESTIMATE OF THE NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT OF BUYER’S DEFAULT OR BREACH HEREUNDER IS AN AMOUNT OF MONEY EQUAL TO THE DEPOSIT WHICH SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677 AND SHALL NOT CONSTITUTE FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE 3275 OR 3369. THE FOREGOING SHALL BE SELLER’S SOLE AND EXCLUSIVE REMEDY HEREUNDER.

/s/ RAM	/s/ KES
SELLERS INITIALS	BUYERS INITIALS

18. ASSIGNMENT; DISCLOSURE STATEMENT.

18.1. Assignment. This Agreement may not be transferred or assigned by Buyer without the express written consent of Seller first being had and obtained, which consent shall not be unreasonably withheld. Any attempted transfer or assignment without Seller’s consent shall be void. No transfer or assignment shall operate to release Buyer of any of its obligations hereunder, whether or not Seller’s consent was first obtained. Notwithstanding the foregoing, Buyer may assign all or any of its right, title and interest under this Agreement to any affiliate or subsidiary of Buyer, without the prior consent of Seller; provided, that, (i) Buyer shall notify Seller of such assignment not later than ten (10) days prior to the Closing, and (ii) the assignee shall assume all of the Buyer’s obligations under this Agreement pursuant to a written assignment and assumption agreement (and a copy of such agreement is delivered to Seller prior to the Closing). In the event of an assignment of this Agreement by Buyer, its assignee shall be deemed to be the Buyer hereunder for all purposes hereof, and shall have all rights of Buyer hereunder (including, but not limited to, the right of further assignment), but the Buyer shall not be released from any liability hereunder.

18.2. Natural Hazards Disclosure. Buyer and Seller acknowledge that Seller is required to disclose if any portion of the Real Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designed by the Federal Emergency Management Agency (California Civil Code Section 1102.17); (ii) an area of potential flooding (California Government Code Section 8589.4); (iii) a very high fire hazard severity zone (California Governmental Code Section 51183.5); (iv) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4136); (v) an earthquake fault or special studies zone (Public Resources Code Section 2621 et seq.) or (vi) a seismic hazard zone (Public Resources Code Section 2694). Before the Closing Date, Seller shall provide Buyer with a Natural Hazard Disclosure Statement (“Disclosure Statement”).

19. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Buyer as follows:

Seller:	Multi-Fineline Electronix, Inc.
3140 E. Coronado Street
Anaheim, California 92806
Attn: Thomas A. Lee, EVP
Email: tlee@mflex.com

With a copy to its attorneys:	DLP Piper LLP (US)
550 South Hope Street, Suite 2300
Los Angeles, California 90071
Attn: Andrew E. Shiner, Esq.
Email: andrew.shiner@dlapiper.com

Buyer:	DDi Global Corp.
71220 N. Simon Circle
Anaheim, California 92806
Attn: Mikel H. Williams, President and CEO
Email: mwilliams@ddiglobal.com

With a copy to its attorneys:	Locke Lord LLP
300 S. Grand Avenue, 26th Floor
Los Angeles, California 90071
Attn: Alfred M. Clark, III, Esq.
Email: aclark@lockelord.com

Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by facsimile or email in PDF format, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such facsimile or email notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by facsimile, email or personal delivery and delivered after 5:00 p.m. California Time shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Seller shall be deemed given by Seller.

20. BENEFIT. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Paragraph 18.1 and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

21. BROKERAGE. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction. Seller and Buyer each hereby indemnify, protect and defend and hold the other harmless from and against all Losses, resulting from the claims of any broker, finder, or other such party, claiming by, through or under the acts or agreements of the indemnifying party. The obligations of the parties pursuant to this Paragraph 21 shall survive the Closing or any earlier termination of this Agreement.

22. MISCELLANEOUS.

22.1. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect and are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

22.2. Time of the Essence. Time is of the essence of this Agreement.

22.3. Legal Holidays. If any date herein set forth for the performance of any obligations by Seller or Buyer or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed for observance thereof in the State of California.

22.4. Conditions Precedent. The obligations of Buyer to make the payments described in Paragraph 2 and to close the transaction contemplated herein are subject to the Conditions Precedent, each of which is for the sole benefit of Buyer and may be waived at any time by written notice thereof from Buyer to Seller. The waiver of any particular Condition Precedent shall not constitute the waiver of any other. In the event of the failure of a Condition Precedent for any reason whatsoever, Buyer may elect, in its sole discretion, to terminate this Agreement in which event the provisions of Paragraph 22.8 governing a permitted termination by Buyer of the entire Agreement shall apply.

22.5. Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement. The headings of various sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

22.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its choice of laws provisions.

22.7. Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

22.8. Permitted Termination. In the event that Buyer exercises any right it may have hereunder to terminate this Agreement, the Deposit shall be immediately returned to Buyer and neither party shall have any further obligation or liability under this Agreement except as otherwise expressly provided hereunder.

22.9 Independent Contract Consideration. Seller and Buyer agree that One Hundred and No/100 Dollars ($100.00) of the Deposit shall constitute non-refundable independent consideration (the “Independent Consideration”) for Seller’s execution and delivery of this Agreement and, notwithstanding any other provision of this Agreement to the contrary, shall be paid to Seller upon the earlier to occur of (i) termination of this Agreement for any reason, or (ii) the Closing. The Independent Consideration shall be applied against the Purchase Price at Closing.

22.10 Submission of Document. Submission of this Agreement to Buyer or Seller for examination or signature does not constitute an offer, reservation, right or option to purchase the Property, and will not be effective as a binding purchase and sale agreement or otherwise until full execution by and delivery to both Buyer and Seller.

22.11 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement (but without expanding the obligations or liability of either party hereunder in any material manner). The provisions of this Paragraph 22.11 shall survive the Close of Escrow.

23. IRS FORM 1099-S DESIGNATION. In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, the parties agree (i) to execute an IRS Form 1099-S Designation Agreement at or prior to the Closing to designate the Escrow Holder as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the “IRS”) on IRS Form 1099-S; (ii) to provide the Escrow Holder with the information necessary to complete Form 1099-S; (iii) that the Escrow Holder shall not be liable for the actions taken under this Paragraph 23, or for the consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of the Escrow Holder; and (iv) that the Escrow Holder shall be indemnified by the parties for any costs of expenses incurred as a result of the actions taken under this Paragraph 23, except as they may be the result of gross negligence or willful misconduct on the part of the Escrow Holder. The Escrow Holder shall provide all parties to this transaction with copies of the IRS Forms 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.

24. OFAC. Each party represents and warrants to the other that such party is in compliance with all laws, statutes, rules and regulations or any federal, state or local governmental authority in the United States of America applicable to such party and all beneficial owners of such party, including, without limitation, the requirements of Executive Order No. 133224, 66 Fed Reg. 49079 (September 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Buyer and Seller each agrees to make its policies, procedures and practices regarding compliance with the Orders available to the other party for its review and inspection during normal business hours and upon reasonable prior notice. Each party represents and warrants to the other that neither such representing party nor any beneficial owner of such representing party:

(i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(ii) has been determined by competent authority to be subject to the prohibitions contained in the Orders;

(iii) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iv) shall transfer or permit the transfer of any interest in such party or any beneficial owner in such party to any person who is or whose beneficial owners are listed on the Lists.

Each of the representations and warranties of Buyer and Seller contained in this Paragraph 24 shall be deemed remade by such representing party as of the Closing and shall survive the Closing.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER:

MULTI-FINELINE ELECTRONIX, INC.

By:	/s/ Reza Meshgin
Name:	Reza Meshgin
Its:	CEO & President

BUYER:

DDi GLOBAL CORP.

By:	/s/ Kurt E. Scheuerman
Name:	Kurt E. Scheuerman
Its:	Vice President & General Counsel

Acceptance by Escrow Holder:

CHICAGO TITLE INSURANCE COMPANY hereby acknowledges that it has received originally executed counterparts or a fully executed original of the foregoing Real Estate Sales Contract and Joint Escrow Instructions and agrees to act as Escrow Holder thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Holder.

Dated: December , 2011	CHICAGO TITLE INSURANCE COMPANY

By:
Name:
	Its:	Authorized Agent

S-1

SCHEDULE OF EXHIBITS

A	Land

B	Grant Deed

C.	Interim Occupancy Agreement

EXHIBIT A

Legal Description of the Land

PARCEL A:

PARCEL 2 OF PARCEL MAP NO. 92-201, IN THE CITY OF ANAHEIM, COUNTY OF ORANGE, STATE OF CALIFORNIA, AS SHOWN ON A MAP FILED IN BOOK 275 PAGES 8 AND 9 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

PARCEL B:

A NON-EXCLUSIVE EASEMENT FOR INGRESS, EGRESS AND VEHICULAR TURN AROUND PURPOSES OVER THE NORTHERLY 60.00 FEET OF THE EASTERLY 15.00 FEET OF PARCEL 1 OF PARCEL MAP NO. 92-201, AS SHOWN ON A MAP FILED IN BOOK 275 PAGES 8 AND 9 OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF ORANGE COUNTY, CALIFORNIA.

EXHIBIT B

Grant Deed

RECORDING REQUESTED BY

AND WHEN RECORDED RETURN TO:

Attn:

MAIL TAX STATEMENTS TO:

Attn:

Space Above for County Recorder’s Office

The undersigned Grantor declares that documentary transfer tax is not shown pursuant to Section 11932 of the Revenue and Taxation Code, as amended.

For valuable consideration, receipt of which is acknowledged,                     , a                     , grants to                     a                     , the real property and all improvements thereon in the City of             ,                     County, California, described on attached Exhibit A, incorporated into this Grant Deed, which grant.

This grant is made expressly subject to the following: (a) all liens, encumbrances, easements, covenants, conditions, and restrictions of record; and (b) any lien not yet delinquent for taxes for real property and personal property, and any general or special assessments against the Property.

Dated as of                          , 2011.

GRANTOR:

                                                               , a

BY:
Name:
Title:

1

STATE OF CALIFORNIA	)
)
COUNTYOF	)

On                     , 2011, before me,                             , Notary Public, personally appeared                             , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I swear under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	[SEAL	]

2

EXHIBIT A

LEGAL DESCRIPTION

(to be attached)

3

EXHIBIT C

FORM OF INTERIM OCCUPANCY AGREEMENT

This INTERIM OCCUPANCY AGREEMENT (“Agreement”) is entered into as of the            day of            , 2012 (the “Effective Date”) by and between DDi Global Corp., a California corporation (“DDi”), and Multi-Fineline Electronix, Inc., a Delaware corporation (“MFLEX”) (collectively, the “Parties”).

1. Sale Agreement. DDi and MFLEX have entered into that certain Real Estate Sales Contract and Escrow Instructions dated as of December 30, 2011 (“Purchase Agreement”) for the purchase and sale of the improved real property located at 3140 E. Coronado Street, Anaheim, CA 92806-1951. Capitalized terms not expressly defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2. Occupancy. The Effective Date is the date of the closing of sale by MFLEX and the purchase by DDi of the Property under the Purchase Agreement. Notwithstanding the closing of such purchase and sale, and delivery of possession of the Property to DDi as contemplated in the Purchase Agreement, DDi hereby grants to MFLEX an irrevocable (subject to the right of DDi to terminate as expressly provided herein) license to continue to occupy that portion of the Building more particularly described in Exhibit A attached hereto and made a part hereof (“Licensed Area”), which occupancy will be upon and subject to the terms and conditions set forth herein. The license provided for herein shall be non-exclusive to MFLEX only to the extent of those rights to enter upon the Licensed Area reserved by DDi pursuant to the terms of this Agreement. MFLEX hereby accepts the Licensed Area in its existing “AS-IS”, “WHERE-IS”, “WITH ALL FAULTS” condition, and DDi shall have no obligation to repair, improve or refurbish the Licensed Area at any time during the Term, except for any damage to the extent caused by the acts or omissions of DDi.

3. Term. The term of the limited license granted herein (“Term”) shall begin on the Effective Date and shall terminate thereafter on April 30, 2012 at 5:00 PM Pacific Time (the “Initial Term”). Notwithstanding the foregoing, MFLEX shall have the right to extend the Term for two (2) consecutive periods, each not to extend for more than one (1) month (each an “Extended Term”), by providing DDi with written notice of such extension not later than fifteen (15) days prior to the expiration of the Initial Term or any Extended Term, as applicable. Notwithstanding the foregoing, MFLEX shall have no right to exercise any extension right after an Event of Default (as defined below in Section 10) has occurred,

4. License Fee. MFLEX agrees to pay DDi a license fee in the amount of (a) $20,000 (“License Fee”), for each calendar month of the Term, which License Fee shall be paid by MFLEX in advance to DDi on the first day of each calendar month during the Term without prior notice or demand. Failure to pay such License Fee by the first (1st) day of any calendar month shall constitute a breach hereunder, subject to MFLEX’s opportunity to cure as provided in Section 10 hereof. If the Initial Term begins on a day other than the first (1st) day of the corresponding calendar month, MFLEX shall pay to DDi on the Effective Date a pro rata portion of the License Fee based on the number of days during such calendar month that MFLEX will occupy the Licensed Area. If the Initial Term or final Extension Term shall expire on a day other than the last day of the corresponding calendar month, MFLEX shall pay to DDi on the first (1st) day of such month a pro rata portion of the License Fee based on the number of days during such calendar month that MFLEX will occupy the Licensed Area.

5. Scope of License. The scope of the License shall be limited to the following: (a) MFLEX may use the Licensed Area for general office and research and development purposes only, and MFLEX will not utilize or permit the Licensed Area to be used for any other purpose without the prior written consent of DDi, which consent may be granted, withheld or conditioned in the sole discretion of DDi; and (b) during the Term of this Agreement, DDi, in its sole discretion, may permit MFLEX to use additional portions of the Building to store certain equipment and furnishings. MFLEX understands and agrees that DDi shall have the right at all reasonable times during the Term to come into the Licensed Area upon reasonable prior notice to Terri Cruz at MFLEX, without any material disruption of MFLEX’s use of the Licensed Area or the operations of MFLEX therein, in connection with the planning for DDi’s relocation of its operations

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to the Property, and that, during the Term DDi intends to begin moving furniture, fixtures and equipment and employees into the Building and the Real Property in connection with such relocation. MFLEX agrees to reasonably cooperate with DDi in connection with DDi’s planned relocation of its business operations to the Property, including complying with DDi’s reasonable requests to relocate personnel or activities within the Licensed Area during the Term, if necessary, but only to the extent such relocation does not materially interfere with MFLEX’s use of the Licensed Area and the operations of MFLEX therein. MFLEX shall have no right to make any alterations to any portion of the Licensed Area, and shall be responsible to maintain the Licensed Area, and all furniture, fixtures and equipment within the Licensed Area in good condition and repair during the Term. DDi shall not intentionally cause any disruption to utility services that affect the business operation of MFLEX at the Licensed Area during the Term and agrees to provide at least 24 hours’ prior notice to MFLEX for any brief interruptions in such services that may be required as part of DDi’s relocation of its operations to the Property, provided that such utility service shall not be interrupted during normal business hours (i) for more than a three (3) hour period at any time, (ii) more than one (1) time per day or (iii) more than three (3) times per week.

6. Surrender; Holding Over.

(a) Surrender. Upon the expiration or earlier termination of the Term, MFLEX agrees to peaceably surrender the Licensed Area to DDi broom clean and in reasonably similar repair and condition as existed at the Effective Date, ordinary wear and tear excepted, with all of MFLEX’s personal property removed from the Licensed Area and the Building and all damage caused by such removal repaired.

(b) Holding Over. Except as provided in Section 6(b)(1), MFLEX will not be permitted to hold over possession of the Licensed Area after the expiration or earlier termination of the Term without the express written consent of DDi, which consent DDi may grant, withhold or condition in its sole and absolute discretion.

(1) Holdover Not Due to Fault of MFLEX. The parties agree that MFLEX has leased a new headquarters at 8659 Research Dr., Irvine, CA (the “New Headquarters”). The parties currently anticipate that MFLEX will move to the New Headquarters after the completion of tenant improvements, which should occur on or about April 15, 2012. The parties further agree that if MFLEX’s move to the New Headquarters is delayed, but the delay was not within MFLEX’s control (e.g., force majeure, unforeseeable construction delays, breach of the lease by the landlord for the New Headquarters that prevents MFLEX from taking possession of the New Headquarters), MFLEX will be permitted to hold over possession of the Licensed Area after the expiration or earlier termination of the Term. The parties agree that during such holdover, MFLEX shall pay to DDi a holdover License Fee equal to $40,000 per month. The parties will work together to ensure that MFLEX can continue normal operations and DDi can move into the Real Property and begin use of the property. This may require MFLEX to move offices, furniture, and equipment to accommodate DDi’s move into the Real Property.

(2) Holdover Due to Fault of MFLEX. If MFLEX holds over after the expiration or earlier termination of the Term, and the holdover is not pursuant to Section 6(b)(1), MFLEX shall pay to DDi a holdover License Fee equal to $100,000 per month during the period of such holdover, as well as reasonable out-of-pocket legal fees incurred by DDi to remove MFLEX from and recover occupancy of the Licensed Area. This holdover License Fee is intended as a penalty for the failure of MFLEX to timely vacate the Licensed Area, and is not intended as an alternate performance provision. Furthermore, MFLEX agrees to waive all rights to contest eviction except MFLEX can raise the argument that the holdover was not due to MFLEX’s fault pursuant to Section 6(b)(1) and can offer proof of the same.

The provisions of this Section will survive the expiration or earlier termination of this Agreement.

7. Liens. MFLEX agrees to keep the Real Property free and clear of liens and encumbrances, and will not permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Property due to MFLEX’s activities on the Real Property, including the Licensed Area. If any such lien or encumbrance is filed due to MFLEX’s activities on the Real Property, including the Licensed Area, MFLEX will, at its sole cost, expense and liability, promptly cause such liens and encumbrances to be released of record immediately upon DDi’s demand therefor.

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8. Utilities and Services. All fees and charges for electricity, water, sewer, gas and all other utility services used or consumed in the Licensed Area, including all sales and other taxes or fees applicable to the sale or supply of such utilities, will be paid promptly by MFLEX directly to the entity collecting the same. In the event such utilities cannot be separately metered, MFLEX will reimburse DDi for its proportionate share of such utilities in an amount equal to the average MFLEX cost for such utilities for the months of September 2011 through November 2011, as evidenced by copies of billings for such utilities provided by MFLEX to DDi prior to the Effective Date.

9. Insurance; Indemnity and Release.

(a)	Insurance

(i) MFLEX’s Insurance. MFLEX shall, during the Term, keep in full force and effect, at its sole cost and expense, the following insurance, and shall provide evidence of such insurance to DDi prior to the Effective Date:

(A) Commercial General Liability Insurance or Comprehensive General Liability Insurance with an aggregate liability amount not less than $2,000,000 combined single limit for both bodily injury and property damage. At least $1,000,000 of such coverage shall be provided by a primary liability policy, and any balance may be provided by a so-called “umbrella” or excess liability policy. DDi shall be named as an “Additional Insured” as respects liability caused by the use and occupancy of the Licensed Area by MFLEX.

(B) Workers’ Compensation insurance with waiver of subrogation as required by the laws of the State of California.

(C) All-Risk property and casualty insurance insuring the Licensed Area and all of the personal property of MFLEX located within the Licensed Area for the full replacement cost thereof.

(ii) DDi Insurance. DDi shall, during the Term, keep in full force and effect, at its sole cost and expense, the following insurance, and shall provide evidence of such insurance to MFLEX prior to the Effective Date:

(A) Commercial General Liability Insurance or Comprehensive General Liability Insurance with an aggregate liability amount not less than $2,000,000 combined single limit for both bodily injury and property damage. At least $1,000,000 of such coverage shall be provided by a primary liability policy, and any balance may be provided by a so-called “umbrella” or excess liability policy. MFLEX shall be named as an “Additional Insured” with respect to liability caused by the entrance onto the Licensed Area by DDi or its agents and representatives.

(B) Workers’ Compensation insurance with waiver of subrogation as required by the laws of the State of California.

(C) “All risk” coverage insurance for the full replacement cost of the Building and all furniture, fixtures and equipment of DDi located within the Real Property.

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(b) Indemnity.

(i) Except for the negligence or willful misconduct of DDi, its agents, employees or contractors, MFLEX hereby agrees to pay, and to defend at MFLEX’s cost, and to indemnify and hold DDi, its officers, agents and employees, harmless from and against any and all third-party claims, actions, liabilities, losses, costs and demands for personal injury, including death of persons (including the officers, agents and employees of MFLEX and MFLEX’s contractors, subcontractors and materialmen, regardless of tier) and/or for destruction of or damage to property (collectively, “Claims”), to the extent any such Claims, including, without limitation, injuries, deaths or damages to property, are caused or contributed to by the acts or omissions of MFLEX, its contractors, subcontractors and materialmen, regardless of tier, and its and their officers, agents or employees, or arise out of, as a result of or in connection with the entry, occupation or use of the Licensed Area by MFLEX, or the performance of any work performed by MFLEX, its employees, agents or contractors, at the Property.

(ii) Except for the negligence or willful misconduct of MFLEX, its agents, employees or contractors, DDi hereby agrees to pay, and to defend at DDi’s cost, and to indemnify and hold MFLEX, its officers, agents and employees, harmless from and against any and all Claims, to the extent any such Claims, including, without limitation, injuries, deaths or damages to property, are caused or contributed to by the acts or omissions of DDi, its contractors, subcontractors and materialmen, regardless of tier, and its and their officers, agents or employees, or arise out of, as a result of or in connection with the entry, occupation or use of the Licensed Area by DDi, or the performance of any work performed by DDi, its employees, agents or contractors, at the Property.

(c) Subrogation. DDi and MFLEX agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against DDi or MFLEX, as the case may be, except with respect to loss or damage caused by the gross negligence or willful misconduct of the other party, its employees or agents. DDi and MFLEX hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under property damage insurance, and except with respect to loss or damage caused by the negligence or willful misconduct of the other party, its employees or agents.

(d) Release. Except for the willful or intentional misconduct of DDi, its agents, employees or contractors, DDi shall not be responsible for, and MFLEX releases and discharges DDi from, and MFLEX further waives any right of recovery from DDi for, any loss for or from business interruption or loss of use of the Licensed Area suffered by MFLEX in connection with MFLEX’s use or occupancy of the Licensed Area.

10. Default. In the event either Party breaches any of its material obligations under this Agreement, the non-breaching Party may send written notice of the same to the breaching Party and provide the breaching Party a reasonable opportunity to cure the same. If the breaching Party fails to cure such breach within three (3) business days of its receipt of such notice, such failure shall constitute an Event of Default hereunder; provided, however, that if the nature of the breach is such that it shall take longer than three (3) business days to cure, MFLEX shall not be in default hereunder if it is diligently pursuing such cure. The Parties agree that the right to notice and cure period does not extend to the obligations of MFLEX under Sections 3 and 6 of this Agreement.

11. Miscellaneous.

(a) Restriction on Transfer. MFLEX may not transfer, assign, convey or hypothecate (any such transfer, assignment, conveyance or hypothecation or the like, a “Transfer”), any portion of this Agreement or the limited license to occupy the Licensed Area.

(b) Successors and Assigns. Except as otherwise provided in this Agreement, and subject to the prohibition against Transfers by MFLEX, all of the covenants, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

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(c) Notices. Any notice required or permitted to be given hereunder must be in writing and shall be sufficient if delivered to the following addresses:

DDi:	1220 N. Simon Circle
Anaheim, CA 92806
Attention: General Counsel
Email: legal@ddiglobal.com
Fax No.: 714.688.7644

or such other place as DDI may from time to time designate by notice to MFLEX.

MFLEX:	3140 E. Coronado Street
Anaheim, CA 92806-1951
Attention: General Counsel
Email: cbesnard@mflex.com
Fax No.: 714.203.6974

Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by facsimile or email in PDF format, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered upon receipt of confirmation of transmission of such facsimile or email notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by facsimile, email or personal delivery and delivered after 5:00 p.m. California Time shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the DDi shall be deemed given by DDi and notices given by counsel to the MFLEX shall be deemed given by MFLEX.

(d) Attorneys’ Fees. If either DDi or MFLEX should bring suit against the other with respect to this Agreement, then the non-prevailing party shall reimburse the reasonable attorneys’ fees and litigation expenses (including without limitation court costs) of the prevailing party.

(e) Waiver. The waiver by either party of any breach of any term, covenant or condition herein contained will not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

(f) Authority. If either party executes this Agreement as a corporation or partnership, then such party represents and warrants that such entity is duly qualified and in good standing to do business in California and that the individuals executing this Agreement on such party’s behalf are duly authorized to execute and deliver this Agreement on its behalf, and in the case of a corporation, in accordance with a duly adopted resolution of the board of directors of such party, a copy of which is to be delivered to the other party on execution hereof, if requested by the other party, and in accordance with the by-laws of such party, and, in the case of a partnership, in accordance with the partnership agreement and the most current amendments thereto, if any, copies of which are to be delivered to the other party on execution hereof, if requested by the other party, and that this Agreement is binding upon such party in accordance with its terms.

(g) Separability. The provisions of this Agreement shall be considered separable such that if any provision or part of this Agreement is ever held to be invalid, void or illegal under any law or ruling, all remaining provisions of this Agreement shall remain in full force and effect to the maximum extent permitted by law.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

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(i) Governing Law. This Agreement shall be governed by California law.

(j) Lease/License. Notwithstanding anything contained in the foregoing to the contrary, the Parties agree that, during the Initial Term or any valid Extension Term for which MFLEX has provided proper notice, this Agreement shall be considered a lease agreement in all respects and that MFLEX shall be afforded all rights of a “tenant” or “lessee” under applicable law, provided, however, that after expiration of the Initial Term or any valid Extension Term, this Agreement shall be considered a license in all respects and MFLEX shall be considered a “licensee” hereunder. MFLEX acknowledges and agrees (i) that DDi is entering into this Agreement as an accommodation to MFLEX to facilitate the transition of the business of MFLEX from the Real Property to its New Headquarters, and (ii) that the parties’ agreement to convert MFLEX rights to a licensee at the expiration of the Initial Term or any valid Extension Term is intended to facilitate DDi’s ability to terminate the possession of MFLEX of the Licensed Area following the expiration or termination of any Extension Term.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.

MFLEX:		DDI:

Multi-Fineline Electronix, Inc., a Delaware corporation		DDi Global Corp., a California corporation

By:		By:
	Print Name:		Print Name:	Kurt E. Scheuerman
	Print Title:		Print Title:	Vice President & General Counsel

By:		By:
	Print Name:		Print Name:	Wayne T. Slomsky
	Print Title:		Print Title:	Interim Chief Financial Officer

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Exhibit A

DESCRIPTION OF LICENSED AREA